Amendment to the Wyeth Supplemental Executive Retirement Plan

The Wyeth Supplemental Executive Retirement Plan, as amended through January 15, 2003, is further amended and clarified (as set forth in Section VI.B), effective as of January 1, 2005 (unless otherwise provided), by adding the following Section VI immediately following Section V thereof:

"SECTION VI—SECTION 409A AMENDMENTS

Notwithstanding anything in the Plan to the contrary, effective as of January 1, 2005 (unless otherwise provided), the Plan is amended as set forth in this Section VI in order to avoid adverse or unintended tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable rules and regulations thereunder ("Section 409A") to any Participant. Except as provided in Section VI.B(ii), the provisions of this Section VI shall apply to the portion of a Participant's benefit under the Plan that is not both earned and vested as of December 31, 2004 (the "409A Benefit"), notwithstanding any contrary provision of the Plan, and shall supersede the other provisions of the Plan to the extent necessary to eliminate inconsistencies between this Section VI and such other provisions. References to Sections are references to sections in the Plan, unless otherwise provided.

A.	Payment Elections.
(i)	Retirement-Eligible Participants.

Effective as of December 1, 2005, a Participant who, as of January 1, 2006, will have attained either his Early Retirement Age or Normal Retirement Age shall be permitted, by no later than December 31, 2005, to elect the form (annuity or lump sum) and time of commencement of his 409A Benefit, including an election to transfer the 409A Benefit to the Wyeth Deferred Compensation Plan (the "DCP"); provided that such form and time of payment would be permitted under the Plan or the DCP (if transferred thereto) and such election is made on the form provided by the Committee for purposes thereof.

(ii)          Eligible for Vested Termination Benefit. Effective as of December 1, 2005, a Participant who (A) incurs a separation from service pursuant to Section 409A of the Code (a "Separation from Service") in 2005 after meeting the vesting requirements applicable to his 409A Benefit but before becoming eligible to receive a distribution of his 409A Benefit and (B) will become eligible to receive a distribution of his 409A Benefit in 2006 shall be permitted, by no later than December 31, 2005, to elect the form (annuity or lump sum) and time of commencement of his 409A Benefit, including an election to transfer the 409A Benefit to the DCP; provided that such form and time of payment would be permitted under the Plan or the DCP (if transferred thereto) and such election is made on the form provided by the Committee for purposes thereof.

(iii)	Failure to Elect.

A Participant described in Section VI.A(i) or Section VI.A(ii) who does not make a payment election by December 31, 2005 shall receive his 409A Benefit in the form of a lump sum one year after the date of the Participant's Separation from Service.

(iv)	Elections Permitted Under Section 409A of the Code.

Payment elections made through December 31, 2005 with respect to a 409A Benefit shall be deemed pursuant to Q&A 19(c) of Notice 2005-1 promulgated by the U.S. Treasury Department and the Internal Revenue Service ("Notice 2005-1").

B.	Payment of Small Amounts.

Notwithstanding anything in Section VI.A to the contrary:

(i)           With respect to a Participant's 409A Benefit, pursuant to Section IV.B as in effect prior to October 3, 2004 providing that benefits under the Plan are payable under the same terms and conditions as under the Wyeth Retirement Plan, each Participant who (A) incurs a Separation from Service during a calendar year due to resignation, discharge or retirement prior to his Normal Retirement Date and (B) as of the date of such Separation from Service, has a 409A Benefit with an actuarial equivalent lump sum value that does not exceed the amount subject to mandatory distribution (of small amounts) under the Wyeth Retirement Plan, determined using the same actuarial assumptions as would be applied under the Wyeth Retirement Plan for the purpose of determining the actuarial equivalent lump sum value of Wyeth Retirement Plan benefits of the Participant as of his Separation from Service, shall receive a distribution of his entire 409A Benefit in a single lump sum as soon as practicable after his Separation from Service, but in no event later than December 31 of the calendar year in which the Separation from Service occurs or, if later, the date which is two and one-half months following the Participant's Separation from Service. Such distribution shall be (x) pursuant to the exception noted in Q&A 15(e) of Notice 2005-1 relating to plans that otherwise provided for de minimis cash out payments and (y) to the extent that the 409A Benefit is distributed on or before December 31, 2005, pursuant to Section VI.C(ii).

(ii)          With respect to the portion of a Participant's benefit under the Plan that is both earned and vested as of December 31, 2004 (the "Non-409A Benefit"), pursuant to Section IV.B as in effect prior to October 3, 2004 providing that benefits under the Plan are payable under the same terms and conditions as under the Wyeth Retirement Plan, each Participant who (A) incurs a Separation from Service during a calendar year due to resignation, discharge or retirement prior to his Normal Retirement Date and (B) as of the date of such Separation from Service, has a Non-409A Benefit with an actuarial equivalent lump sum value that does not exceed $5,000, determined using the same actuarial assumptions as would be applied under the Wyeth Retirement Plan for the purpose of determining the actuarial equivalent lump sum value of Wyeth Retirement Plan benefits of the Participant as of the date of the Separation from Service, shall receive a distribution of his Non-409A Benefit in a single lump sum as soon as practicable after his Separation from Service. For purposes of the Non-409A Benefit, the amendment, effective as of March 28, 2005, to the de minimis amount mandatory distribution provisions in the Wyeth Retirement Plan is rescinded and shall be of no force or effect with respect to a Participant's Non-409A Benefit.

C.           General Rules. Notwithstanding anything in this Section VI to the contrary:

(i)	Six-Month Delay.

Distribution of a Participant's 409A Benefit shall be made in accordance with the provisions of Section 409A of the Code and, to the extent that such payments are issued in connection with a Participant's Separation from Service for any reason other than death, such payment shall be delayed for six months and one day to the extent the Retirement Committee determines that such delay is necessary to avoid the imposition on any Participant of an additional tax or interest under Section 409A of the Code.

(ii)	Payment of 409A Benefits.

To the extent that any Participant receives in 2005 a distribution of all, or any portion of, his 409A Benefit, such distribution shall be deemed a termination of such Participant's participation in the Plan with respect to all or such portion of the Participant's 409A Benefit in accordance with Q&A 20(a) of Notice 2005-1. For avoidance of doubt, a participant shall be permitted in 2005, pursuant to this Section 10.2(b), to elect to receive in 2005 distribution of the portion of his 409A Benefit attributable to bonus compensation paid in 2005.

(iii)	Amendments and Modifications.

With respect to a Participant's 409A Benefit, the Retirement Committee of Wyeth shall have the unilateral right to amend or modify the Plan and to amend or modify (A) any Participant elections under the Plan and (B) the time and manner of any payment of benefits under the Plan in accordance with Section 409A of the Code, in each case, without the consent of any employee or Participant, to the extent that the Retirement Committee deems such action to be necessary or advisable to avoid the imposition on any Participant of an additional tax or interest under Section 409A of the Code. Any determinations made by the Retirement Committee under this Section VI.C(iii) shall be final, conclusive and binding on all persons."

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Except as set forth herein, the Plan remains in full force and effect.